Exhibit 10.2

February 28, 2025
Mr. Travis Dalton
Claritev Corporation
7900 Tysons One Pl., Suite 400
McLean, VA 22102
Re: Agreement regarding Employment Agreement Amendment and 2025 Annual Grant
Dear Travis:
This letter sets forth our agreement with respect to an amendment (the “Amendment”), in the form attached hereto as Exhibit A, that we have agreed will be made to the Employment Agreement, effective as of December 28, 2023, between Claritev Corporation (formerly known as MultiPlan Corporation), a Delaware corporation (the “Company”), and you, as amended (the “Employment Agreement”), and the Annual Grant you are entitled to receive from the Company for the 2025 annual grant cycle. Terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.
You and the Company have agreed that you and the Company will execute the Amendment simultaneously with this letter and that, notwithstanding Section 2(c)(iii) of the Employment Agreement, your Annual Grant for the 2025 annual grant cycle will be granted in the form of cash-settled Restricted Stock Units having a grant date value of $8 million (the “2025 cash-settled RSUs”), to be granted pursuant to the form of Cash- Settled Restricted Stock Unit Grant Notice and Award Agreement attached hereto as Exhibit B, and Restricted Stock Units (together with the 2025 cash-settled RSUs, the “2025 RSUs”) having a grant date value of $2.67 million, to be granted pursuant to the form of Restricted Stock Unit Grant Notice/Award Agreement attached hereto as Exhibit C. The 2025 RSUs will be granted in connection with the Company’s 2025 annual grant cycle in full satisfaction of your right to receive an Annual Grant for 2025. For the avoidance of doubt, the 2025 RSUs will be considered an “Annual Grant” for all purposes under the Employment Agreement.
The Company shall reimburse you up to $25,000 for legal fees actually incurred in connection with the negotiation and execution of this letter and the exhibits hereto, subject to the Company’s receipt of appropriate documentation.

This letter will be governed by, and will be construed and enforced in accordance with, the laws of the state of Maryland without regard to the conflicts of laws and principles of that jurisdiction.

7900 Tysons One Pl, Suite 400, McLean, VA 22102    claritev.com

Exhibit 10.2

Subject to Section 14 of the Employment Agreement, this letter and the Employment Agreement, together with the 2025 RSUs, contain the entire agreement between the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. Except as specifically set forth in this letter, all other terms and conditions of the Employment Agreement shall remain in full force and effect. This letter may not be altered or amended except by an agreement in writing signed by all parties. This letter may be signed in counterparts.
If the foregoing accurately reflects our agreement, please execute the enclosed copy of this letter.

[Signature Page Follows]

Exhibit 10.2

Very truly yours,
CLARITEV CORPORATION
By: /s/ Carol Nutter    Name: Carol Nutter
Title: SVP & Chief People Officer

AGREED TO BY EXECUTIVE:

By: /s/ Travis Dalton

Name: Travis Dalton